Exhibit 99.1

VAALCO ENERGY, INC. ANNOUNCES

THIRD QUARTER 2022 RESULTS

REPORTS NET INCOME OF $6.9 MILLION, OR $0.11 PER DILUTED SHARE,

ADJUSTED NET INCOME OF $33.3 MILLION, OR $0.56 PER DILUTED SHARE AND
 ADJUSTED EBITDAX OF $42.4 MILLION

HOUSTON – November 8, 2022 - VAALCO Energy, Inc. (NYSE: EGY, LSE: EGY) ("VAALCO" or the "Company") today reported operational and financial results for the third quarter of 2022. On October 13, 2022, VAALCO completed the business combination with TransGlobe Energy, Inc. (“TransGlobe”); as a result, the impact from the combination is not included in VAALCO’s third quarter 2022 results but will be reported in the fourth quarter 2022 results.

Third Quarter Highlights and Key Items:

●	Reported Q3 2022 net income of $6.9 million ($0.11 per diluted share) and Adjusted Net Income(1) of $33.3 million ($0.56 per diluted share);
●	Generated Adjusted EBITDAX(1) of $42.4 million in Q3 2022 and $136.8 million of Adjusted EBITDAX(1) in the first nine months of 2022;
●

Maintained solid Q3 2022 average daily production of 9,157 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 10,525 working interest (“WI”) (3) BOPD, which was above the high end of quarterly guidance;

o	Sold 731,000 barrels of oil in Q3 2022;
●	Funded $43.6 million in cash capital expenditures during Q3 2022 with cash on hand and cash from operations;
●	Increased unrestricted cash balance to $69.3 million and maintained a strong balance sheet with no debt;
●	Received approval for plan of development (“POD”) from the Ministry of Mines and Hydrocarbons (“MMH”) in Equatorial Guinea for the Venus development in Block P; and
●	Paid third quarterly cash dividend of $0.0325 per common share, on September 23, 2022.

Subsequent Highlights:

●	Closed the strategic and transformational business combination with TransGlobe on October 13, 2022;
●	Announced successful completion of the Floating, Storage and Offloading vessel (“FSO”) installation and field reconfiguration project at Etame;
●	Completed the annual field-wide maintenance turnaround concurrently with the FSO and field reconfiguration;
●	Announced quarterly cash dividend payment of $0.0325 per common share to be paid on December 22, 2022, the fourth dividend approved to be paid in 2022; and
●	Ratified and approved a share buyback program for an aggregate purchase of currently outstanding common stock up to $30 million.

(1)

Adjusted EBITDAX, Adjusted Net Income, and Adjusted Working Capital are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached table under “Non-GAAP Financial Measures.”

(2)	All NRI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021, less 13% royalty volumes.
(3)	All WI production rates and volumes are VAALCO’s 58.8% WI from and after February 25, 2021.

George Maxwell, VAALCO’s Chief Executive Officer commented, “In the third quarter, we delivered production volumes above our guidance range, had solid sales volumes and sustained higher pricing. These factors all contributed to generating significant cash flow and Adjusted EBITDAX which have allowed us to continue to execute on our accretive growth strategy, fully fund our capital commitments and firmly place VAALCO in a financially stronger position.  We generated meaningful cash to pay for our growth and fund our dividend, allowing us to return value to our shareholders.

“In September and October, we had numerous operational and financial accomplishments. On October 13, we completed the transformational combination with TransGlobe which has built a business of scale with a stronger balance sheet and a more diversified baseline of production that will underpin VAALCO’s future opportunities for success. VAALCO now has production from three producing asset areas, which we expect will allow us to generate meaningful cash flow to fund increased stockholder dividends, share buybacks and potential supplemental stockholder returns at a rate that would not have been achievable by either VAALCO or TransGlobe on a standalone basis.

“In Gabon, we are very pleased to have successfully delivered a highly complex, full field reconfiguration, maintenance turnaround and upgraded FSO installation, in October. This project was completed despite a difficult global supply chain environment and is a testament to the dedication of our workforce and partners who helped complete the project, underlining VAALCO’s status as a quality operator. The new FSO provides us with additional flexibility and has an effective capacity for storage that is 50% larger than our relinquished FPSO. It also reduces our expected storage and offloading costs by 50% which we believe will lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame.

“In September, we received approval of the POD for the Venus development at Block P. We are diligently negotiating final documents amongst all parties for approval by the Ministry of Mines and Hydrocarbons, and look forward to proceeding with our plans to operate, develop and begin producing in Equatorial Guinea over the next few years. We anticipate a strong, efficient and highly economic development of this exciting discovery. We believe the addition of another asset to our portfolio with significant 2P WI CPR will be a very positive step for VAALCO and further demonstrates the meaningful value of our asset base.

“As you can see, we are poised for continued success in this strong commodity price environment, with no net debt and strong free cash flow generation. We will work hard to integrate the TransGlobe team and assets into our strategic vision, which remains unchanged. We are firmly focused on delivering meaningful shareholder returns while continuing to progress our objective of accretive growth.”

TransGlobe Combination

On July 14, 2022, VAALCO announced that it had entered into a definitive arrangement agreement pursuant to which VAALCO would acquire all of the outstanding common shares of TransGlobe in a stock-for-stock strategic business combination. Following shareholder approval by both companies, on October 13, 2022, VAALCO closed the strategic combination with TransGlobe Energy. The combined Company is trading on the NYSE and LSE under the ticker symbol EGY. The combined Company is a leading African-focused operator with a strong production and reserve base, a diverse portfolio of assets in Gabon, Egypt, Equatorial Guinea and Canada, and significant future growth potential. In conjunction with the closing, VAALCO welcomed three new directors to the Board, expanding the Board of Directors to seven members. The impact from the combination is not included in VAALCO’s third quarter 2022 results and the results of the combined companies will be reported in the fourth quarter 2022 results.

Operational Update

Gabon

2021/2022 Drilling Campaign

VAALCO began its 2021/2022 drilling campaign in December 2021 with the drilling of the Etame 8H-ST development well. The well came online in February 2022. VAALCO moved the contracted jack-up rig to the Avouma platform to drill the Avouma 3H-ST development well. The well was completed and brought online in April 2022 and was another successful development well targeting the Gamba reservoir.

The third well drilled and completed was the South Tchibala 1HB-ST, which discovered two potential Dentale producing zones, the Dentale D1 sand and the Dentale D9. The second completion was in the shallower D1 which included a hydraulic fracture treatment to increase both the production flow rate and recovery from the D1 interval. The additional Dentale D9 (15 meters net hydrocarbons) interval can be tested and completed in the future and has an estimated original oil in place range of 4 to 15 million barrels of oil ("MMBO").

Following the completion of the South Tchibala 1HB-ST well, the rig was mobilized to the Southeast Etame North Tchibala ("SEENT") Platform to drill the North Tchibala 2H-ST well, targeting the Dentale formation. The well is currently in the process of cleaning up as operational activities on and around the platform delayed the ability to flow the well soon after it completed drilling. As previously disclosed, the Company exercised its option to extend the contract for the rig for two additional well operations after the North Tchibala 2H-ST.  It recently utilized the rig to perform a workover on the North Tchibala 1-H well due to a safety valve in the well that required replacement.  With the rig already on site it was easier and more economic to utilize the rig to complete the workover following the completion of the North Tchibala 2H-ST well. The final well operation planned for the rig is another workover, the ETSEM-4H, which is expected to restore production between 1,000 and 1,500 gross BOPD upon completion. This well went offline in early September because of an upper electrical submersible pump ("ESP") failure and VAALCO was unable to restart the upper ESP or the lower ESP to restore production. Utilizing the rig for the workovers instead of new wells that were previously planned has reduced the total cost of the 2021/2022 drilling campaign at Etame.

The Company estimates the range of capital costs for the 2021/2022 drilling program with four wells and 2 workovers to be between $165 million to $202 million gross, or between $104 million to $128 million, net to VAALCO’s participating interest with about 80% of that total spend occurring in 2022 and 20% previously recorded in 2021.

FSO Conversion and Field Reconfiguration

In August 2021, VAALCO and its co-venturers at Etame approved the Bareboat Contract and Operating Agreement with World Carrier Offshore Services Corp to replace the existing FPSO with an FSO at the Etame Marin block offshore Gabon for up to eight years with additional option periods available. The FPSO contract was set to expire in September 2022, however, on September 9, 2022, VAALCO signed an addendum to the FPSO contract which extended the use of the FPSO through October 4, 2022, and ratified certain decommissioning and demobilization items associated with exiting the contract. VAALCO worked closely with the FPSO charterer regarding timing for commencing shutdown of production, schedule for decommissioning and associated costs to ensure a smooth transition to the FSO. The Teli, a double-hull crude tanker built in 2001, was re-engineered into a FSO for use in the field.

VAALCO announced in October that all related FSO and field reconfiguration processes were completed. First oil flowed into the Teli FSO and the Company completed the annual field-wide maintenance turnaround concurrently with the FSO and field reconfiguration. Compared to the current FPSO agreement, the new FSO is expected to significantly reduce storage and offloading costs by almost 50%, increase effective capacity for storage by over 50%, and lead to an extension of the economic field life, resulting in a corresponding increase in recovery and reserves at Etame. The energy industry is experiencing inflationary pressures related to goods and services particularly impacting fuel prices, services and equipment prices, availability of equipment and global logistic cost increase and delays. These factors coupled with additional engineering requirements for the FSO conversion and field reconfiguration have increased. Current total field conversion estimates are $70 to $86 million gross ($45 to $55 million net to VAALCO). This capital investment is projected to save approximately $20 to $25 million gross per year ($13 to $16 million net to VAALCO) in operational costs through 2030.

Consortium Provisionally Awarded Two Offshore Blocks in Gabon

In October 2021, the consortium of VAALCO, BW Energy and Panoro Energy (the “BWE Consortium”) was provisionally awarded two blocks in the 12th Offshore Licensing Round in Gabon. The award is subject to finalizing the terms of the production sharing contracts (“PSC”) with the Gabonese government. BW Energy will be the operator with a 37.5% working interest, with VAALCO (37.5% working interest) and Panoro Energy (25% working interest) as non-operating joint owners. The two blocks, G12-13 and H12-13, are adjacent to VAALCO’s Etame PSC as well as BW Energy and Panoro’s Dussafu PSC offshore Southern Gabon and cover an area of 2,989 square kilometers and 1,929 square kilometers, respectively. Both Etame and Dussafu have been highly successful exploration, development and production projects undertaken by the BWE Consortium members over the past 20 years with approximately 250 million barrels discovered to date.

The two blocks will be held by the BWE Consortium and the PSCs will provide for two exploration periods totaling eight years which may be extended by two additional years. During the second exploration period, the joint owners intend to reprocess existing seismic and carry out a 3-D seismic campaign and have also committed to drilling one exploration well on each of the two blocks. In the event the consortium elects to enter the third exploration period, the BWE Consortium will be committed to drilling at least one exploration well on each of the awarded blocks.

Equatorial Guinea

VAALCO owns a working interest in Block P offshore Equatorial Guinea, where there are previously discovered but undeveloped resources as well as additional exploration potential. VAALCO completed a feasibility study of a standalone production development opportunity of the Venus discovery on Block P and submitted it to the EG MMH. In September 2022, the EG MMH approved the submitted plan of development. Final documents to effect the plan of development are subject to EG MMH approval and are under negotiations among all parties.

Financial Update –Third Quarter of 2022

Net income of $6.9 million ($0.11 per diluted share) for the third quarter of 2022 was down compared with net income of $15.1 million ($0.25 per diluted share) in the second quarter of 2022 and down compared to $31.7 million ($0.53 per diluted share) in the third quarter of 2021. The decline in earnings was primarily due to lower sales volumes due to the FSO installation and field reconfiguration, higher transaction costs associated with TransGlobe merger and incremental charges associated with the retirement of the FPSO. In addition, third quarter 2021 earnings included a $22.7 million non-cash deferred tax benefit, partially offset by a $5.1 million loss on derivative instruments, of which $1.0 million was an unrealized loss.

Adjusted Net Income for the third quarter of 2022 increased to $33.3 million ($0.56 per diluted share) from Adjusted Net Income of $30.7 million ($0.52 per diluted share) in the second quarter of 2022, and increased compared with Adjusted Net Income for the third quarter of 2021 of $10.0 million ($0.17 per diluted share). The increase in adjusted net income compared to the second quarter of 2022 is due to lower derivative losses, lower current tax expense and lower production expense, partially offset by lower sales volumes. The increase in adjusted net income compared to the third quarter of 2021 is due to higher revenues and lower current taxes partially offset by higher realized losses on derivatives.

Adjusted EBITDAX totaled $42.4 million in the third quarter of 2022, a decrease from the record quarterly Adjusted EBITDAX generated in the second quarter of 2022 of $60.8 million but nearly double the $23.3 million generated in the same period in 2021. The decrease in Adjusted EBITDAX compared to the second quarter of 2022 is due to lower sales volumes partially offset by lower realized losses on derivatives. The increase in Adjusted EBITDAX compared to the third quarter of 2021 is due to higher revenues resulting from higher oil prices and lower workover costs partially offset by higher realized losses on derivatives.

Revenue and Sales	Q3 2022	Q3 2021	% Change Q3 2022 vs. Q3 2021	Q2 2022	% Change Q3 2022 vs. Q2 2022
Production (NRI BOPD)	9,157	7,694	19%	9,211	(0.6)%
Sales (NRI BO)	731,000	741,000	(1)%	958,000	(23.7)%
Realized crude oil price ($/BO)	$103.61	$73.02	42%	$113.38	(9)%
Crude oil (Per Bbl including realized commodity derivatives)	$91.13	$67.37	35%	$91.39	(0)%
Total crude oil sales ($MM)	$78.1	$55.9	40%	$111.0	(30)%

VAALCO had three liftings in the third quarter of 2022, which resulted in total sales volumes of 731,000 barrels compared to 958,000 barrels in the second quarter of 2022 and 741,000 barrels for the same period in 2021.  Third quarter of 2022 realized pricing (including the effects of derivative contracts) remained flat compared to the second quarter of 2022 and increased 35% compared to the third quarter of 2021.

Costs and Expenses	Q3 2022	Q3 2021	% Change Q3 2022 vs. Q3 2021	Q2 2022	% Change Q3 2022 vs. Q2 2022
Production expense, excluding workovers and stock compensation ($MM)	$23.2	$21.4	9%	$25.5	(9)%
Production expense, excluding workovers and stock compensation ($/BO)	$31.79	$28.85	10%	$26.58	20%
Workover expense ($MM)	$—	$3.8	(100)%	$—	-%
Depreciation, depletion and amortization ($MM)	$9.0	$7.0	29%	$8.2	10%
Depreciation, depletion and amortization ($/BO)	$12.26	$9.41	30%	$8.55	43%
General and administrative expense, excluding stock-based compensation ($MM)	$2.0	$2.9	(31)%	$2.7	(26)%
General and administrative expense, excluding stock-based compensation ($/BO)	$2.74	$3.93	(30)%	$2.81	(2)%
Stock-based compensation expense ($MM)	$-	$-	-%	$0.8	(100)%
Current income tax expense ($MM)	$(1.2)	$5.5	(122)%	$20.4	(106)%
Deferred income tax expense (benefit) ($MM)	$24.0	$(22.7)	(206)%	$25.9	(7)%

Total production expense, excluding workovers and stock compensation, increased in the third quarter of 2022 compared to the same period in 2021 and decreased compared to the second quarter of 2022. The increase in the third quarter of 2022 compared to the third quarter of 2021 was primarily driven by higher costs caused by inflationary pressures associated with boats, diesel, personnel and costs associated with the additional operational activities related to the annual field-wide maintenance program, the FSO conversion and field reconfiguration, partially offset by lower crude oil inventory charges.

The decrease in the third quarter of 2022 compared to the second quarter of 2022 was due to a lower crude oil inventory adjustment partially offset by higher costs associated with boats, personnel and costs associated with the additional operational activities and the FSO conversion and field reconfiguration. There were no workover expenses in the second or third quarters of 2022.

Production expense per barrel, excluding workover costs and stock compensation, was higher than the second quarter of 2022 due to more sales barrels during the second quarter of 2022. Production expense per barrel, excluding workover costs and stock compensation, was higher than the third quarter of 2021 due to the increased costs associated with the FSO conversion and field reconfiguration partially offset by more crude oil inventory barrels at the end of the third quarter of 2022 than at the end of the third quarter of 2021.

FPSO demobilization costs for the three months ended September 30, 2022 increased to $8.9 million. These costs were incurred to retire the FPSO as VAALCO transitions the block to the FSO. There were no similar expenses incurred in the third quarter of 2021.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended September 30, 2022 increased to $9.0 million which was higher than the second quarter of 2022 of $8.2 million and higher than the $7.0 million in the third quarter of 2021. The increase in depreciation, depletion and amortization expense, compared to both periods, is due to higher depletable costs associated with the 2021/2022 drilling campaign.

General and administrative (“G&A”) expense, excluding stock-based compensation, decreased for the three months ended September 30, 2022 to $2.0 million from $2.7 million in the second quarter of 2022 and $2.9 million for the same period in prior year. The decrease in general and administrative expense is primarily driven by higher corporate overhead allocation for the three months ended September 30, 2022 and reflects the increased project work invoiced to the PSC from the corporate office in the third quarter of 2022.

Non-cash stock-based compensation expense was not material for the third quarter of 2022 or 2021. Non-cash stock-based compensation expense for the second quarter of 2022 was $0.8 million.

Other (expense) income, net was an expense of $7.7 million for the three months ended September 30, 2022. Other (expense) income, net normally consists of foreign currency losses reflecting the continued US$ currency strength against most currencies and in particular the Euro and CFA. However, for the three months ended September 30, 2022, other (expense) income, net included $6.4 million of transaction costs associated with the business combination with TransGlobe.  For the nine months ended September 30, 2022, transaction costs were $7.6 million.

Foreign income taxes are attributable to Gabon and are settled by the government taking their oil in-kind. Income tax expense for the three months ended September 30, 2022 was an expense of $22.8 million. This is comprised of $24.0 million of deferred tax expense and a current tax benefit of $1.2 million.  Income tax expense for the three months ended September 30, 2021 was a benefit of $17.2 million, comprised of $22.7 million of deferred tax benefit and a current tax expense of $5.5 million.  For both the three months ended September 30, 2022 and 2021, VAALCO’s overall effective tax rate was impacted by non-deductible items associated with derivative losses and corporate expenses. Additionally, the higher realized prices have contributed to higher revenue but also higher taxes.

Update on the COVID-19 Pandemic

VAALCO remains fully committed to the health and safety of all its employees and contractors. The Company continues to take proactive steps to manage any disruption in its business caused by COVID-19 and to protect the health and safety of its employees.  As of November 8, 2022, VAALCO has experienced no material impact on its Gabon facilities directly associated with COVID-19; however, the Company has incurred higher costs related to proactive measures taken in response to the pandemic. These costs were approximately $0.2 million during the third quarter of 2022.

Capital Investments/Balance Sheet

For the third quarter of 2022, net capital expenditures totaled $43.6 million on a cash basis and $51.7 million on an accrual basis. These expenditures were primarily related to costs associated with the 2021/2022 drilling program as well as the FSO conversion and field reconfiguration investments. In the first nine months of 2022, VAALCO invested $103.9 million on a cash basis and $121.6 million on an accrual basis.

At the end of the third quarter of 2022, VAALCO had an unrestricted cash balance of $69.3 million. This does not include the proceeds from the September lifting of $16.8 million which were received in October 2022. Working capital at September 30, 2022 was a deficit of $19.7 million compared with a deficit of $8.0 million at June 30, 2022, while Adjusted Working Capital(1) at September 30, 2022 totaled a deficit of $18.2 million.

Cash Dividend Policy and Share Buyback Authorization

VAALCO paid a quarterly cash dividend of $0.0325 per share of common stock for the third quarter of 2022 on September 23, 2022. On October 31, 2022, the Company announced its next quarterly cash dividend of $0.0325 per share of common stock for the fourth quarter of 2022 ($0.13 annualized), to be paid on December 22, 2022 to stockholders of record at the close of business on November 22, 2022. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

On November 1, 2022, VAALCO announced that its newly expanded Board of Directors formally ratified and approved the share buyback program that was announced on August 8, 2022 in conjunction with the pending business combination with TransGlobe.  The Board also directed management to implement a Rule 10b5-1 trading plan to facilitate share purchases through open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934.  The plan provides for an aggregate purchase of currently outstanding common stock up to $30 million.  Payment for shares repurchased under the program will be funded using the Company's cash on hand and cash flow from operations.

The actual timing, number and value of shares repurchased under the share buyback program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. Under such a trading plan, the Company’s third-party broker, subject to Securities and Exchange Commission regulations regarding certain price, market, volume and timing constraints, would have authority to purchase the Company’s common stock in accordance with the terms of the plan.  The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

Hedging

The Company has continued to opportunistically hedge a portion of its expected production in 2022 to lock in strong cash flow generation to assist in funding its capital program and dividend.

At September 30, 2022, there were no remaining unexpired commodity swaps.

See the following table for the unexpired derivative contracts for the third quarter of 2022.

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
October 2022 to December 2022	Collars	Dated Brent	109,000	$70.00	$122.00

On October 26, VAALCO entered into additional derivative contracts for the first quarter of 2022. The details are in the chart below:

Settlement Period	Type of Contract	Index	Average Monthly Volumes	Weighted Average Put Price	Weighted Average Call Price
			(Bbls)	(per Bbl)	(per Bbl)
January 2023 to March 2023	Collars	Dated Brent	101,000	$65.00	$120.00

Conference Call

As previously announced, the Company will hold a conference call to discuss its third quarter 2022 financial and operating results on Wednesday, November 9, 2022, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time and 4:00 p.m. London Time). Interested parties may participate by dialing (833) 685-0907. Parties in the United Kingdom may participate toll-free by dialing 08082389064 and other international parties may dial (412) 317-5741. Participants should request to be joined to the “VAALCO Energy Third Quarter 2022 Conference Call.” This call will also be webcast on VAALCO’s website at www.vaalco.com. An archived audio replay will be available on VAALCO’s website.

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks	VAALCO@buchanan.uk.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan” and “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this press release include, but are not limited to, statements relating to (i) the Arrangement and VAALCO’s ability to realize the anticipated benefits and synergies expected from the Arrangement; (ii) estimates of future drilling, production and sales of crude oil and natural gas; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it acquired as a result of the Arrangement into its operations; (v) the amount and timing of stock repurchases, if any, under the Company’s Stock Buyback Program and VAALCO’s ability to enhance stockholder value through such plan; (vi) expectations regarding future exploration and the development, growth and potential of the combined company’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vii) expectations regarding future investments or divestitures; (viii) expectations of future dividends and returns to stockholders; (ix) expectations of future balance sheet strength; (x) expectations of future equity and enterprise value; (xi) expectations of the continued listing of VAALCO’s common stock on the NYSE and LSE and (xii) VAALCO’s ability to finalize documents and effectively execute the POD for the Venus development in Block P.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the tax treatment of the Arrangement in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the right of host governments in countries where we operate to expropriate property and terminate contracts (including the Etame PSC and the Block P PSC) for reasons of public interest, subject to reasonable compensation, determinable by the respective government in its discretion; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of asses to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the Arrangement may not increase VAALCO’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders; and other risks described under the caption “Risk Factors” in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022 and in VAALCO’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 30, 2022.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Matthew Powers, Corporate Secretary of VAALCO.

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	As of September 30, 2022	December 31, 2021
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$69,289	$48,675
Restricted cash	203	79
Receivables:
Trade, net	16,781	22,464
Accounts with joint venture owners, net of allowance of $0.0 million in both periods presented	7,931	345
Other, net	12,190	9,977
Crude oil inventory	4,254	1,593
Prepayments and other	12,616	5,156
Total current assets	123,264	88,289

Crude oil and natural gas properties, equipment and other - successful efforts method, net	194,711	94,324
Other noncurrent assets:
Restricted cash	1,755	1,752
Value added tax and other receivables, net of allowance of $6.7 million and $5.7 million, respectively	5,846	5,536
Right of use operating lease assets	1,705	10,227
Right of use finance lease assets	1,630	—
Deferred tax assets	41,495	39,978
Abandonment funding	18,838	21,808
Other long-term assets	5,529	1,176
Total assets	$394,773	$263,090
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$30,276	$18,797
Accounts with joint venture owners	—	3,233
Accrued liabilities and other	83,148	49,444
Operating lease liabilities - current portion	1,200	9,642
Finance lease liabilities - current portion	317	—
Foreign income taxes payable	28,056	3,128
Current liabilities - discontinued operations	14	13
Total current liabilities	143,011	84,257
Asset retirement obligations	35,247	33,949
Operating lease liabilities - net of current portion	521	587
Finance lease liabilities - net of current portion	1,251	—
Deferred tax liabilities	41,057	—
Total liabilities	221,087	118,793
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $25 par value; 500,000 shares authorized, none issued	—	—
Common stock, $0.10 par value; 100,000,000 shares authorized, 70,125,626 and 69,562,774 shares issued, 59,068,105 and 58,623,451 shares outstanding, respectively	7,013	6,956
Additional paid-in capital	78,500	76,700
Less treasury stock, 11,057,521 and 10,939,323 shares, respectively, at cost	(44,635)	(43,847)
Retained earnings	132,808	104,488
Total shareholders' equity	173,686	144,297
Total liabilities and shareholders' equity	$394,773	$263,090

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2022	September 30, 2021	June 30, 2022	2022	2021
	(in thousands except per share amounts)
Revenues:
Crude oil and natural gas sales	$78,097	$55,899	$110,985	$257,738	$142,696
Operating costs and expenses:
Production expense	23,312	25,208	25,475	67,147	57,760
FPSO demobilization	8,867	—	—	8,867	-
Exploration expense	56	479	67	250	1,286
Depreciation, depletion and amortization	8,963	6,970	8,191	21,827	16,928
General and administrative expense	1,979	2,940	3,534	10,507	12,221
Bad debt expense and other	1,020	318	571	2,083	814
Total operating costs and expenses	44,197	35,915	37,838	110,681	89,009
Other operating (expense) income, net	—	46	-	(5)	(440)
Operating income	33,900	20,030	73,147	147,052	53,247
Other income (expense):
Derivative instruments gain (loss), net	3,778	(5,147)	(9,542)	(37,522)	(21,070)
Interest (expense) income, net	(234)	3	(118)	(355)	9
Other (expense) income, net	(7,707)	(328)	(2,111)	(10,514)	4,088
Total other expense, net	(4,163)	(5,472)	(11,771)	(48,391)	(16,973)
Income from continuing operations before income taxes	29,737	14,558	61,376	98,661	36,274
Income tax expense (benefit)	22,843	(17,183)	46,252	64,467	(11,272)
Income from continuing operations	6,894	31,741	15,124	34,194	47,546
Loss from discontinued operations, net of tax	(26)	(20)	(20)	(58)	(72)
Net income	$6,868	$31,721	$15,104	$34,136	$47,474

Basic net income per share:
Income from continuing operations	$0.12	$0.53	$0.25	$0.57	$0.81
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income per share	$0.12	$0.53	$0.25	$0.57	$0.81
Basic weighted average shares outstanding	59,068	58,586	58,925	58,900	58,102
Diluted net income per share:
Income from continuing operations	$0.11	$0.53	$0.25	$0.57	$0.80
Loss from discontinued operations, net of tax	—	—	—	—	—
Net income per share	$0.11	$0.53	$0.25	$0.57	$0.80
Diluted weighted average shares outstanding	59,450	58,916	59,361	59,335	58,654

VAALCO ENERGY, INC AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2022	2021
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,136	$47,474
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	58	72
Depreciation, depletion and amortization	21,827	16,928
Bargain purchase gain	-	(7,651)
Deferred taxes	39,540	(24,211)
Unrealized foreign exchange loss (gain)	914	(342)
Stock-based compensation	2,300	2,098
Cash settlements paid on exercised stock appreciation rights	(805)	(3,051)
Derivative instruments loss, net	37,522	21,070
Cash settlements paid on matured derivative contracts, net	(42,683)	(10,189)
Bad debt expense and other	2,083	814
Other operating expense, net	5	440
Operational expenses associated with equipment and other	953	835
Change in operating assets and liabilities:
Trade receivables	5,683	11,156
Accounts with joint venture owners	(11,118)	(19)
Other receivables	(2,904)	94
Crude oil inventory	(2,661)	4,059
Prepayments and other	(1,120)	1,081
Value added tax and other receivables	(5,371)	(1,339)
Other noncurrent assets	(2,842)	(1,176)
Accounts payable	4,129	(9,686)
Foreign income taxes receivable/payable	24,928	(2,916)
Accrued liabilities and other	25,182	1,252
Net cash provided by continuing operating activities	129,756	46,793
Net cash used in discontinued operating activities	(57)	(72)
Net cash provided by operating activities	129,699	46,721
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment expenditures	(103,853)	(8,459)
Acquisition of crude oil and natural gas properties	—	(22,505)
Net cash used in continuing investing activities	(103,853)	(30,964)
Net cash used in discontinued investing activities	—	—
Net cash used in investing activities	(103,853)	(30,964)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuances of common stock	257	1,305
Dividend distribution	(5,816)	—
Treasury shares	(788)	(1,426)
Deferred financing costs	(1,535)	—
Payments of finance lease	(193)	—
Net cash used in continuing financing activities	(8,075)	(121)
Net cash used in discontinued financing activities	—	—
Net cash used in financing activities	(8,075)	(121)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	17,771	15,636
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	72,314	61,317
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$90,085	$76,953

VAALCO ENERGY, INC AND SUBSIDIARIES

Selected Financial and Operating Statistics

(Unaudited)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2022	September 30, 2021	June 30, 2022	2022	2021
NRI SALES DATA
Crude oil (MBbls)	731	741	958	2,305	2,002
NRI PRODUCTION DATA
Crude oil (MBbls)	842	708	838	2,405	1,904
Average daily production volumes (BOPD)	9,157	7,694	9,211	8,810	6,975

AVERAGE SALES PRICES:
Crude oil (Per Bbl)	$103.61	$73.02	$113.38	$109.28	$68.31
Crude oil (Per Bbl including realized commodity derivatives)	$91.13	$67.37	$91.39	$90.76	$63.22
COSTS AND EXPENSES (Per Bbl of sales):

Production expense	$31.89	$34.02	$26.59	$29.13	$28.85
Production expense, excluding workovers and stock compensation*	31.79	28.85	26.58	29.10	26.75
Depreciation, depletion and amortization	12.26	9.41	8.55	9.47	8.46
General and administrative expense**	2.71	3.97	3.69	4.56	6.10
Property and equipment expenditures, cash basis (in thousands)	$43,575	$4,158	$37,130	$103,853	$8,459

*Workover costs excluded from the three months ended September 30, 2022 and 2021 and June 30, 2022 are $0.0 million, $3.8 million and $0.0 million, respectively.

*Stock compensation associated with production expense are excluded from the three months ended September 30, 2022 and 2021 and June 30, 2022 are $0.1 million, $0.0 million and $0.0 million, respectively.

**General and administrative expenses include ($0.03), $0.03 and $0.88 per barrel of oil related to stock-based compensation expense in the three months ended September 30, 2022, and 2021 and June 30, 2022, respectively.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry, as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income net, income tax expense, depletion, depreciation and amortization, exploration expense, non-cash and other items including stock compensation expense and unrealized commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain non-cash and/or other items that management does not consider to be indicative of the Company’s performance from period to period. Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry. Adjusted Net Income is a non-GAAP financial measure and as used herein represents net income before discontinued operations, deferred income tax expense, unrealized commodity derivative loss and non-cash and other items.

Management uses Adjusted Working Capital as a measurement tool to assess the working capital position of the Company’s continuing operations excluding leasing obligations because it eliminates the impact of discontinued operations as well as the impact of lease liabilities. Under the lease accounting standards, lease liabilities related to assets used in joint operations include both the Company’s share of expenditures as well as the share of lease expenditures which its non-operator joint venture owners’ will be obligated to pay under joint operating agreements. Adjusted Working Capital is a non-GAAP financial measure and as used herein represents working capital excluding working capital attributable to discontinued operations and current liabilities associated with lease obligations.

Adjusted EBITDAX and Adjusted Net Income have significant limitations, including that they do not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Adjusted EBITDAX and Adjusted Net Income should not be considered as substitutes for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Adjusted Net Income exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s Adjusted EBITDAX and Adjusted Net Income may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income, Adjusted EBITDAX and Adjusted Working Capital.

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

	Three Months Ended			Nine Months Ended September 30,
Reconciliation of Net Income to Adjusted Net Income	September 30, 2022	September 30, 2021	June 30, 2022	2022	2021
Net income	$6,868	$31,721	$15,104	$34,136	$47,474
Adjustment for discrete items:
Discontinued operations, net of tax	26	20	20	58	72
Unrealized derivative instruments loss (gain)	(12,902)	961	(11,517)	(5,161)	10,881
Gain on Sasol Acquisition, net	—	—	—	—	(5,491)
Arrangement costs	6,424	—	1,199	7,624	—
FPSO demobilization	8,867	—	—	8,867	—
Deferred income tax (benefit) expense	24,008	(22,699)	25,850	39,539	(26,371)
Other operating expense, net	—	(46)	—	5	440
Adjusted Net Income	$33,291	$9,957	$30,656	$85,068	$27,005

Diluted Adjusted Net Income per Share	$0.56	$0.17	$0.52	$1.43	$0.46
Diluted weighted average shares outstanding (1)	59,450	58,916	59,361	59,335	58,654

(1) No adjustments to weighted average shares outstanding

	Three Months Ended			Nine Months Ended September 30,
Reconciliation of Net Income to Adjusted EBITDAX	September 30, 2022	September 30, 2021	June 30, 2022	2022	2021
Net income	$6,868	$31,721	$15,104	$34,136	$47,474
Add back:
Impact of discontinued operations	26	20	20	58	72
Interest expense (income), net	234	(3)	118	355	(9)
Income tax expense (benefit)	22,843	(17,183)	46,252	64,467	(11,272)
Depreciation, depletion and amortization	8,963	6,970	8,191	21,827	16,928
Exploration expense	56	479	67	250	1,286
FPSO demobilization	8,867	—	—	8,867	—
Non-cash or unusual items:
Stock-based compensation	36	25	842	2,300	2,098
Unrealized derivative instruments loss (gain)	(12,902)	961	(11,517)	(5,161)	10,881
Gain on Sasol Acquisition, net	—	—	—	—	(5,491)
Arrangement costs	6,424	—	1,199	7,624	—
Other operating expense (income), net	—	(46)	—	5	440
Bad debt expense and other	1,020	318	571	2,083	814
Adjusted EBITDAX	$42,435	$23,262	$60,847	$136,811	$63,221

VAALCO ENERGY, INC AND SUBSIDIARIES

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands)

Reconciliation of Working Capital to Adjusted Working Capital	As of September 30, 2022	December 31, 2021	Change
Current assets	$123,264	$88,289	$34,975
Current liabilities	(143,011)	(84,257)	(58,754)
Working capital	(19,747)	4,032	(23,779)
Add: lease liabilities - current portion	1,517	9,642	(8,125)
Add: current liabilities - discontinued operations	14	13	1
Adjusted Working Capital	$(18,216)	$13,687	$(31,903)